EXHIBIT 99



Contact:          Susan B. Railey                         FOR IMMEDIATE RELEASE
                  (301) 468-3120
                  Sharon Bramell
                  (301 231-0351

                    AIM 85 REPORTS THIRD QUARTER NET EARNINGS
                             OF SEVEN CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, November 9, 2004--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended September 30, 2004 of approximately $867,000 (seven cents per unit) compared to approximately $1.6 million (13 cents per unit) for the three months ended September 30, 2003. Net earnings decreased, as compared to the same period in 2003, primarily due to a decrease in mortgage investment income and net gains on mortgage dispositions partially offset by a decrease in expenses.

     AIM 85 reported net earnings for the nine months ended September 30, 2004 of approximately $3.5 million (28 cents per unit) compared to approximately $4.5 million (35 cents per unit) for the nine months ended September 30, 2003. Net earnings decreased for the nine months ended September 30, 2004 compared to the corresponding period in 2003 primarily due to a decrease in mortgage investment income partially offset by an increase in net gains on mortgage dispositions and a decrease in expenses.

     Mortgage investment income decreased for the three and nine months ended September 30, 2004, as compared to the corresponding periods in 2003, primarily due to the disposition of 11 mortgages with an aggregate principal balance of approximately $41.4 million, representing an approximate 74% decrease in the aggregate principal balance of the total mortgage portfolio since September 2003.

     Net gains on mortgage dispositions decreased for the three months ended September 30, 2004 and increased for the nine months ended September 30, 2004, as compared to the corresponding periods in 2003. During the three months ended September 30, 2004, AIM 85 recognized gains of approximately $572,000 primarily from the sale of one mortgage. This compares to gains of approximately $627,000 from the assignment of three mortgages during the same three-month period last year. During the first nine months of 2004, AIM 85 recognized gains of approximately $2.1 million from three mortgage prepayments, one assignment and the sale of three mortgages. During the first nine months of 2003, the Partnership recognized net gains of approximately $1.4 million from four mortgage prepayments and six mortgage assignments.

     As of September 30, 2004, AIM 85 was invested in eight insured mortgages and one debenture with an aggregate amortized cost of approximately $15.9 million, an aggregate face value of approximately $16.0 million and an aggregate fair value of approximately $16.1 million. As of November 1, 2004, all of the mortgages are current with respect to the payment of principal and interest.

     AIM 85 distributes net proceeds, if any, from mortgage dispositions and debenture redemptions to its investors, in addition to distributions of regular cash flow. As AIM 85 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Based upon the current level of interest rates, the trend in mortgage prepayments over the last year is likely to continue. Such mortgage prepayments, if continued at the recent trend, will likely result in a termination and liquidation of the Partnership significantly earlier than the December 2009 stated termination date. Upon the termination and liquidation of the Partnership, on or before December 31, 2009, distributions to investors will be made in accordance with the terms of the Partnership Agreement. A final distribution to unitholders will be based on the Partnership's remaining net assets after deducting and setting aside amounts required to satisfy and discharge any existing Partnership obligations and expenses, and such distribution to unitholders will be substantially less than the amount referenced in limited partners' equity in the Partnership's financial statements.

                                 -table follows-

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME

                                   (Unaudited)


                                                      For the three months ended          For the nine months ended
                                                             September 30,                       September 30,
                                                       2004               2003              2004             2003
                                                     --------          ---------          --------         --------
Income:
  Insured mortgage investment income               $   353,160        $ 1,161,982       $ 1,768,017      $ 3,745,842
  Interest and other income                             63,274             77,349           182,777          141,231
                                                   -----------        -----------       -----------      -----------
                                                       416,434          1,239,331         1,950,794        3,887,073
                                                   -----------        -----------       -----------      -----------
Expenses:
  Asset management fee to related parties               45,038            148,703           232,480          469,277
  General and administrative                            75,984            106,163           232,135          329,205
                                                   -----------        -----------       -----------      -----------
                                                       121,022            254,866           464,615          798,482
                                                   -----------        -----------       -----------      -----------
Net earnings before gains on insured
  mortgage dispositions                                295,412            984,465         1,486,179        3,088,591

Net gains on insured mortgage dispositions             571,671            627,469         2,055,067        1,373,339
                                                   -----------        -----------       -----------      -----------

Net earnings                                       $   867,083        $ 1,611,934       $ 3,541,246      $ 4,461,930
                                                   ===========        ===========       ===========      ===========

Net earnings allocated to:
  Limited partners - 96.1%                         $   833,267        $ 1,549,069       $ 3,403,137      $ 4,287,915
  General Partner -   3.9%                              33,816             62,865           138,109          174,015
                                                   -----------        -----------       -----------      -----------
                                                   $   867,083        $ 1,611,934       $ 3,541,246      $ 4,461,930
                                                   ===========        ===========       ===========      ===========

Net earnings per unit of limited
  partnership interest - basic                          $ 0.07             $ 0.13            $ 0.28           $ 0.35
                                                   ===========        ===========       ===========      ===========

Limited partnership units outstanding - basic       12,079,514         12,079,514        12,079,514       12,079,514
                                                   ===========        ===========       ===========      ===========


Balance Sheet Data:                                                                     September 30,    December 31,
-------------------                                                                         2004            2003
                                                                                        ------------     -----------
Investment in insured mortgages, at fair value                                          $14,344,015      $45,775,507
Investment in debentures, at fair value                                                   1,741,873       10,335,670
Total assets                                                                             27,728,736       69,048,427
